EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-30994, No. 33-32526, No. 33-18771, No. 33-61439, No. 333-43056, No. 333-88030, No. 333-120971 and No. 333-120974) pertaining to the Employee Savings and Investment Plan, Long-Term Incentive Plan, 1995 Executive Compensation Plan, 2000 Executive Compensation Plan, the Belo Savings Plan and the Belo 2004 Executive Compensation Plan and Form S-3 No. 333-25579 pertaining to the registration of $1,500,000,000 of debt securities and warrants to purchase debt securities of Belo Corp. of our reports dated March 3, 2005, with respect to the consolidated financial statements of Belo Corp. and subsidiaries (the Company), Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Belo Corp. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2004.
/s/ ERNST & YOUNG LLP
Dallas, Texas
March 3, 2005

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